Exhibit 5.1

Our Ref	RDS/704667-000003/20105895v1
Direct tel	+852 2971 3046
Email	[***]

Ambrx Biopharma Inc.

10975 North Torrey Pines Road

La Jolla, California 92037

22 June 2021

Dear Sir or Madam

Ambrx Biopharma Inc. (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on 18 June 2021 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of [insert] ordinary shares, par value US$0.0001 per share, in the capital of the Company (the “Shares”), issuable by the Company pursuant to the Company’s 2021 Equity Incentive Plan and the Company’s 2021 Employee Share Purchase Plan (together, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed copies of the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 4 November 2020 and effective on 6 November 2020, and amended by special resolution dated 1 April 2021 (the “Memorandum and Articles”), the written resolutions of the board of directors of the Company passed on 3 June 2021 (the “Resolutions”) and the minutes of the extraordinary general meeting of the members of the Company held on 9 June 2021 (the “Minutes”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

2.

When issued and paid for in accordance with the terms of the Plans and in accordance with the Resolutions and the Minutes, and when appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

Maples and Calder (Hong Kong) LLP

26th Floor  Central Plaza  18 Harbour Road  Wanchai  Hong Kong

Tel +852 2522 9333  Fax +852 2537 2955  maples.com

Resident Hong Kong Partners Anthony B Webster (Cayman Islands), Michelle Lloyd (Ireland), Aisling Dwyer (British Virgin Islands)

Ann Ng (Victoria (Australia)), John Trehey (New Zealand), Nick Harrold (England and Wales), Terence Ho (New South Wales (Australia)), L.K. Kan (England and Wales)

W.C. Pao (England and Wales), Richard Spooner (England and Wales), Sharon Yap (New Zealand), Matthew Roberts (Western Australia (Australia))

Everton Robertson (Cayman Islands), Jonathan Silver (Republic of the Marshall Islands), Nick Stern (England & Wales), Juno Huang (Queensland (Australia))

Karen Pallaras (Australia)

Non-Resident Partners: Jonathan Green (Cayman Islands), Jon Fowler (Cayman Islands), Kieran Walsh (Cayman Islands)

Cayman Islands Attorneys at Law | Bristish Virgin Islands Solicitors | Irish Solicitors

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions and the resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, and (h) upon the issue of any Shares, the Company will receive consideration which shall be not less than the par value of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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